Exhibit 10.20

SALES CONTRACT

June 18, 2026

SELLER

Cheetah Net Supply Chain Service Inc.

Address: 8707 Research Drive, Irvine, CA 92618, USA

BUYER

HOLYWUD (HK) TECHNOLOGY CO., LIMITED

Address: [*]

Seller agrees to sell and Buyer agrees to purchase the Goods described herein, subject to the terms and conditions set forth in this Contract.

1.	GOODS

The Goods under this Contract are 12ft LED light strips with IR Controller, in a total quantity of 100,000 units. The description, quantity, unit price and amount are as follows:

Item	Description	Qty.	Unit Price	Amount
LED Strip	12ft LED light strip with IR Controller	100,000	USD 2.08909	USD 208,909.00

2.	CONTRACT PRICE

The total Contract Price is United States Dollars Two Hundred Eight Thousand Nine Hundred Nine Only (USD 208,909.00). Unless otherwise agreed in writing, the Contract Price excludes transportation, export, import, customs clearance, duties, insurance and other related costs borne by Buyer following EXW delivery.

3.	PAYMENT TERMS AND AUTHORIZED COLLECTION ACCOUNT

Buyer shall pay 100% of the Contract Price by T/T prior to delivery. Payment shall be deemed received only when the full Contract Price has been irrevocably credited in immediately available funds to Seller’s designated collection account. All remittance, intermediary bank and other banking charges shall be borne by Buyer so that the designated collection account receives the full Contract Price of USD 208,909.00 net of all such charges.

Seller hereby authorizes its subsidiary, Super International Trading Limited, to receive all payments under this Contract on Seller’s behalf. Upon actual receipt of funds in the account designated below, Buyer shall be deemed to have fully discharged its corresponding payment obligation to Seller. This collection arrangement shall not constitute a change of Seller, an assignment of this Contract, or a transfer of Seller’s obligations hereunder; Seller remains the contracting seller and remains responsible for its obligations under this Contract.

Authorized Collection Account

Account Name: [*]

Account No.: [*]

Bank: [*]

Bank Address: [*]

SWIFT: [*]

4.	DELIVERY TERM

Delivery shall be EXW Seller’s designated warehouse in accordance with Incoterms® 2020. The specific place of delivery shall be notified by Seller to Buyer in writing when delivery is arranged. Following receipt of the full Contract Price, Seller shall make the Goods available to Buyer at the designated place in accordance with the agreed delivery arrangements.

5.	DELIVERY, TITLE AND RISK

Upon completion of delivery of the Goods in accordance with the EXW term under this Contract, the Goods shall be deemed accepted by Buyer, and title to the Goods and all risk of loss, damage or other casualty shall simultaneously pass to Buyer. Unless otherwise agreed in writing, Seller shall have no obligation to load the Goods onto Buyer’s or its carrier’s vehicle.

6.	INSPECTION AND ACCEPTANCE

Buyer may, at its own cost, conduct a reasonable inspection of the Goods prior to delivery, either directly or through a third party. If Buyer accepts delivery without inspection, Buyer shall be deemed to have waived its right to pre-delivery inspection. Completion of EXW delivery constitutes Buyer’s acceptance of the identity, quantity and reasonably apparent condition of the Goods at that time.

7.	QUALITY AND WARRANTY

The Goods shall conform to the product description and specifications agreed by the Parties. Except for warranties expressly set forth in this Contract or otherwise agreed by the Parties in writing, Seller makes no other express or implied warranties to the extent permitted by applicable law.

8.	BUYER’S TRANSPORTATION AND TRADE RESPONSIBILITIES

Following completion of EXW delivery, Buyer shall arrange and bear responsibility for subsequent loading, transportation, export, import, customs clearance, duties, insurance and all other related costs and risks, unless otherwise agreed in writing.

9.	FAILURE BY BUYER TO PAY

If Buyer fails to pay the full Contract Price in accordance with this Contract, Seller may suspend preparation or delivery of the Goods and may terminate this Contract upon written notice to Buyer. Unless Seller otherwise confirms in writing, the Goods shall not be deemed reserved for Buyer prior to Seller’s receipt of the full Contract Price.

10.	FORCE MAJEURE

Neither Party shall be liable for any failure or delay in performance to the extent caused by events beyond its reasonable control, including natural disasters, fire, flood, war, governmental action, embargo, strikes, major transportation disruptions or other events that could not reasonably have been foreseen or avoided.

11.	GOVERNING LAW

This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict-of-laws principles.

12.	DISPUTE RESOLUTION

Any dispute, controversy, or claim arising out of or relating to this Contract, including its existence, validity, interpretation, performance, breach, or termination, shall first be addressed through good-faith negotiations between the Parties. If the dispute cannot be resolved, each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Orange County, California, and waives any objection based on venue or forum non conveniens.

13.	ENTIRE AGREEMENT AND AMENDMENTS

This Contract, together with any annexes and written documents expressly incorporated herein, constitutes the entire agreement between the Parties concerning this transaction. Any amendment, supplement or waiver shall be made in writing and confirmed by authorized representatives of both Parties.

14.	LANGUAGE AND EFFECTIVENESS

This Contract is executed in English. Electronic signatures, scanned copies and electronically exchanged signature pages shall have the same effect as originals.

15.	SIGNATURES

The authorized representatives of the Parties have executed this Contract as of the date first written above.

SELLER	BUYER
Cheetah Net Supply Chain Service Inc.	HOLYWUD (HK) TECHNOLOGY CO., LIMITED

Authorized Representative: /s/ Huan Liu	Authorized Representative: /s/ Victoria Li
Date: 06/18/2026	Date: 19/06/2026